Exhibit A

Yorkville High Income MLP ETF
Yorkville High Income Infrastructure MLP ETF

YieldShares High Income ETF
(formerly known as Sustainable North American Oil Sands ETF)

Weatherstorm Forensic Accounting Long-Short ETF
(formerly known as Forensic Accounting ETF)

Janus Equal Risk Weighted Large Cap ETF
(formerly known as VelocityShares Equal Risk Weighted Large Cap ETF)

ROBO GlobalTM Robotics and Automation Index ETF
(formerly known as ROBO-STOXTM Global Robotics and Automation Index ETF)

Hull Tactical US ETF

EMQQ The Emerging Markets Internet & EcommerceTM ETF

REX Gold Hedged S&P 500 ETF

REX Gold Hedged FTSE Emerging Markets ETF